Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Solid First Quarter 2006 Earnings

ST. LOUIS, April 26, 2006—Express Scripts, Inc. (Nasdaq: ESRX) announced first quarter net income of $104.7 million, or $0.70 per diluted share. This compares to first quarter 2005 diluted earnings per share of $0.57, which included a $0.01 per diluted share non-recurring tax benefit. All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 24, 2005.

“Our first quarter results reflect our continued focus on making the use of prescription drugs safer and more affordable for our clients and their members,” stated George Paz, president and chief executive officer. “We are also focused on helping our clients take advantage of the wave of generic drugs arriving over the next few years, and our formulary changes for 2006 are successfully moving market share to generics and lower-cost brands. Our business model is built around the alignment of interests, and the more successful we are in helping clients and patients save on prescription drugs, the better we perform.”

Revenues for the first quarter of 2006 were $4.4 billion, a 16 percent increase over the first quarter of 2005. This increase mainly reflects the acquisition of Priority Healthcare (“Priority”) in October 2005. The use of lower-cost generic drugs reached approximately 56.3 percent of total prescriptions in the first quarter compared to 53.7 percent for the same period last year.

Home delivery prescriptions increased 6 percent to 10.3 million during the quarter from 9.7 million last year. CuraScript’s specialty pharmacy and distribution revenues increased 286 percent to $876.6 million in the first quarter from $226.9 million last year reflecting the acquisition of Priority, and CuraScript’s continued success in capturing an increased share of the specialty drug spend in the Express Scripts’ book of business. Retail network claims processed in the first quarter were 102.4 million, a decrease of 8 percent from 111.2 million processed last year reflecting the previously disclosed loss of retail claims due to a few client-specific situations. As a result, total adjusted claims were 134.9 million, a 5 percent decrease from last year.

Gross profit for the first quarter increased 30 percent to $344.6 million from $264.9 million last year. The increase reflects the growth in specialty drugs, including the addition of Priority, lower retail and home delivery drug purchasing costs, higher generic utilization, and the growth in home delivery prescriptions. Gross profit per adjusted claim was $2.55, a 36 percent increase over $1.87 for the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the quarter were $161.1 million compared to $126.6 million last year. The increase is primarily due to the Priority acquisition. As a result, operating income for the quarter increased 33 percent to $183.5 million from $138.3 million for the first quarter of 2005, while EBITDA increased 32 percent to $209.3 million from $158.1 million last year. EBITDA per adjusted claim was $1.55, a 38 percent increase over $1.12 in the first quarter of 2005.

For the quarter, the Company reported cash flow from operations of $41.0 million, which was negatively impacted by several factors. Due to the unique timing of collections and disbursements surrounding the end of 2005, approximately $50 million of positive cash flow occurred in the fourth quarter of 2005 instead of the first quarter of 2006.  In addition, cash flows for the quarter were reduced due to the working capital impact from lower adjusted claims and a higher payout of management incentive compensation due to very positive 2005 financial results.  Express Scripts still expects that cash flow from operations will be in the $625 to $700 million range for 2006.

The first quarter of 2006 includes $0.02 per diluted share in stock option expense as Financial Accounting Standard No. 123R - "Share Based Payment" ("FAS 123R") was adopted in 2006. The first quarter of 2005 included a non-recurring tax benefit of $2.3 million, or $0.01 per diluted share resulting from the recognition of the expected state tax benefit associated with certain subsidiary losses generated in 2004.

Express Scripts expects that its financial performance will continue to benefit from growth in generic utilization and home delivery, including specialty pharmacy, lower retail and home delivery drug purchasing costs, increased productivity and other cost management initiatives, and capital structure improvements. The Company believes its 2006 diluted earnings per share will be in the range of $3.10 to $3.22, which includes $0.10 per diluted share in stock option expense as FAS 123R was adopted in 2006.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•
risks associated with our acquisitions (including our acquisition of Priority Healthcare), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	costs of and risksof adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including financial risks to us to the extent that we participate in the program on a risk-bearing basis, risks of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•
risks and uncertainties associated with U. S. Centers for Medicare & Medicaid's ("CMS’) implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with changes in average wholesale prices, which could reduce prices and margins
•	risks associated with our ability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

Express Scripts Reports First Quarter Earnings - Add 4
EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended March 31,
(in millions, except per share data)	2006	2005

Revenues (1)	$4,444.6	$3,839.1
Cost of revenues (1)	4,100.0	3,574.2
Gross profit	344.6	264.9
Selling, general and administrative	161.1	126.6
Operating income	183.5	138.3
Other (expense) income :
Undistributed loss from joint venture	(0.5)	(0.7)
Interest income	5.0	1.6
Interest expense	(20.5)	(4.7)
	(16.0)	(3.8)
Income before income taxes	167.5	134.5
Provision for income taxes	62.8	49.2
Net income	$104.7	$85.3

Basic earnings per share	$0.71	$0.58

Weighted average number of common shares
outstanding during the period - Basic EPS	146.5	147.3

Diluted earnings per share	$0.70	$0.57

Weighted average number of common shares
outstanding during the period – Diluted EPS	149.1	149.3

(1)  Excludes estimated retail pharmacy co-payments of $1,220.8 and $1,483.7 million for the three months ended March, 2006 and 2005, respectively. These are amounts we instructed retail pharmacies to collect from members. We have no information regarding actual co-payments collected.

Express Scripts Reports First Quarter Earnings - Add 5
EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	March 31	December 31,
(in millions, except share data)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$509.4	$477.9
Receivables, net	1,332.1	1,393.2
Inventories	260.9	273.4
Deferred taxes	52.3	53.1
Prepaid expenses and other current assets	57.6	59.8
Total current assets	2,212.3	2,257.4
Property and equipment, net	192.8	201.3
Goodwill, net	2,703.9	2,700.1
Other intangible assets, net	293.2	303.3
Other assets	28.6	31.4
Total assets	$5,430.8	$5,493.5

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,232.4	$1,380.0
Accounts payable	590.0	596.5
Accrued expenses	284.5	308.7
Current maturities of long-term debt	110.0	110.0
Total current liabilities	2,216.9	2,395.2
Long-term debt	1,360.5	1,400.5
Other liabilities	236.8	233.0
Total liabilities	3,814.2	4,028.7

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common stock, 275,000,000 shares authorized, $0.01 par value;
shares issued: 159,439,000 and 159,499,000, respectively;
shares outstanding: 147,028,000 and 145,993,000, respectively	1.6	1.6
Additional paid-in capital	516.6	473.5
Unearned compensation under employee compensation plans	(42.9)	(5.8)
Accumulated other comprehensive income	9.9	9.8
Retained earnings	1,647.5	1,542.8
	2,132.7	2,021.9
Common Stock in treasury at cost, 12,411,000 and
13,506,000 shares, respectively	(516.1)	(557.1)
Total stockholders' equity	1,616.6	1,464.8
Total liabilities and stockholders' equity	$5,430.8	$5,493.5

Express Scripts Reports First Quarter Earnings - Add 6
EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
(in millions)	2006	2005

Cash flow from operating activities:
Net income	$104.7	$85.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	25.8	19.8
Non-cash adjustments to net income	12.6	13.8
Tax benefit relating to employee stock compensation	-	9.8
Changes in operating assets and liabilities:
Claims and rebates payable	(147.6)	(23.8)
Other net changes in operating assets and liabilities	45.5	33.3
Net cash provided by operating activities	41.0	138.2

Cash flows from investing activities:
Purchases of property and equipment	(8.7)	(5.9)
Acquisitions, net of cash acquired, and
investment in joint venture	0.2	-
Loan repayment from Pharmacy Care Alliance	-	2.1
Net cash used in investing activities	(8.5)	(3.8)

Cash flows from financing activities:
Repayment of long-term debt	(40.0)	(5.5)
Repayments of revolving credit line, net	-	(50.0)
Tax benefit relating to employee stock compensation	21.9	-
Net proceeds from employee stock plans	17.5	10.3
Other	(0.4)	-
Net cash used in financing activities	(1.0)	(45.2)

Effect of foreign currency translation adjustment	-	(0.2)

Net increase in cash and cash equivalents	31.5	89.0
Cash and cash equivalents at beginning of period	477.9	166.1
Cash and cash equivalents at end of period	$509.4	$255.1

Express Scripts Reports First Quarter Earnings - Add 7
(in millions, except per claim, per share and ratio data)

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics

	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005

Claims Detail
Network (1)	102.4	111.1	105.6	109.5	111.2
Home delivery	10.3	10.3	10.0	10.1	9.7
Total PBM claims	112.7	121.4	115.6	119.6	120.9
Adjusted PBM claims (2)	133.3	142.1	135.6	139.8	140.4
PBS and Specialty claims(3)	1.6	1.8	1.4	1.1	1.2
Total adjusted claims (4)	134.9	143.9	137.0	140.9	141.6

Per Adjusted Claim
Gross profit	$2.55	$2.53	$2.14	$1.96	$1.87
EBITDA (5)	$1.55	$1.53	$1.32	$1.19	$1.12

Selected Ratio Analysis
Table 2

	As of		As of		As of		As of		As of
	3/31/2006		12/31/2005		9/30/2005		6/30/2005		3/31/2005

Debt to EBITDA ratio (6)	1.9	x	2.1	x	0.6	x	0.6	x	0.7	x
EBITDA interest coverage (7)	14.7	x	19.6	x	34.7	x	33.0	x	17.2	x
Operating cash flow interest coverage (8)	13.2	x	21.4	x	37.9	x	36.2	x	16.0	x
Debt to capitalization (9)	47.6%		50.8%		21.6%		20.8%		22.5%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items
Table 3

	3 months	3 months
	ended	ended
	3/31/2006	3/31/2005

Reported income before income taxes	$167.5	$134.5

Provision for income taxes	62.8	49.2
Tax benefit from subsidiary losses	-	2.3
Adjusted provision for income taxes	62.8	51.5

Adjusted net income	$104.7	$83.0

Weighted average number of shares
outstanding during period - diluted	149.1	149.3

Diluted earnings per share excluding
non-recurring tax benefit	$0.70	$0.56

Diluted earnings per share as reported	0.70	0.57

Impact of non-recurring items	$-	$0.01

Express Scripts Reports First Quarter Earnings - Add 8
EXPRESS SCRIPTS, INC.
Notes to Unaudited Operating Statistics and Selected Ratio Analysis
(in millions)

(1)	Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.
(2)
PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.

(3)
PBS claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. Specialty claims represent the distribution of specialty drugs through our CuraScript subsidiary. Prior periods have been recast to reflect current presentation.

(4)	Total adjusted claims includes PBM adjusted claims plus PBS and specialty claims.
(5)
The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended March 31,
	2006	2005
Net income	$104.7	$85.3
Income taxes	62.8	49.2
Depreciation and amortization *	25.8	19.8
Interest expense, net	15.5	3.1
Undistributed loss from joint venture	0.5	0.7
EBITDA	209.3	158.1
Current income taxes	(61.5)	(45.0)
Interest expense less amortization	(15.0)	(2.9)
Undistributed loss from joint venture	(0.5)	(0.7)
Other adjustments to reconcile net income
to net cash provided by operating activities	(91.3)	28.7
Net cash provided by operating activities	$41.0	$138.2

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:

Gross profit	$9.1	$8.7
Selling, general and administrative	16.7	11.1
	$25.8	$19.8

(6)	Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.
(7)	Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.
(8)	Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.
(9)	Represents debt divided by the total of debt and stockholders equity.